UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (date of earliest event reported): October 9, 2025

Talen Energy Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-37388	47-1197305
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)
2929 Allen Pkwy, Suite 2200
Houston, TX 77019
(Address of principal executive offices) (Zip Code)
(888) 211-6011
(Registrant’s telephone number, including area code)
Not applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	TLN	The Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01. Regulation FD Disclosure.
Senior Notes Offerings
On October 9, 2025, Talen Energy Corporation (the “Company”) issued a press release announcing that Talen Energy Supply, LLC (“TES”), a direct wholly owned subsidiary of the Company, was proposing to offer and sell (the “Offerings”), subject to market and other conditions, senior notes due 2034 and senior notes due 2036 in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).
A copy of the press release announcing the launch of the Offerings is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Term Loan B Facility
On October 9, 2025, TES successfully allocated and priced its previously announced $1.2 billion senior secured term loan B credit facility (the “New Term Loan B Facility”). The applicable rate for the New Term Loan B Facility will be the Secured Overnight Financing Rate plus 200 basis points.
The information provided under this Item 7.01 and in Exhibit 99.1 hereto is being furnished and shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section. Such information shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act or the Exchange Act.
Item 8.01 Other Events.
Acquisition Update
As previously announced, on July 17, 2025, the Company, through its wholly owned subsidiary, Talen Generation, LLC (“Talen Generation”), entered into two purchase and sale agreements (collectively, the “Purchase Agreements”) with affiliates of Caithness Energy, L.L.C. pursuant to which Talen Generation agreed to purchase (i) the Freedom Energy Center, a 1,045 MW (summer rating) natural gas fired combined cycle generation plant located in Luzerne County, Pennsylvania, for $1.46 billion in cash (the “Freedom Acquisition”); and (ii) the Guernsey Power Station, a 1,836 MW (summer rating) natural gas fired combined cycle generation plant located in Guernsey County, Ohio, for $2.33 billion in cash (the “Guernsey Acquisition” and, together with the Freedom Acquisition, the “Acquisitions”), in each case as adjusted in accordance with the applicable Purchase Agreement.
Each Acquisition is subject to the satisfaction of customary closing conditions, including the expiration or termination of the waiting period pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR”), and regulatory approvals from the U.S. Federal Energy Regulatory Commission (“FERC”) and other regulatory agencies. These regulatory filings have all been made and are now pending at the agencies. On October 9, 2025, after discussions with U.S. Department of Justice (“DOJ”) regarding the Company’s pending HSR application in connection with the Acquisitions, the Company determined it prudent to withdraw the application and promptly refile to restart the thirty-day review period, and provide additional information to the DOJ voluntarily. The Purchase Agreements provide that either the Company or the Sellers can terminate the applicable agreement if the respective Acquisition is not completed by 11:59 p.m. (New York City time) on July 17, 2026 (which will be automatically extended to 11:59 p.m. (New York City time) on January 17, 2027 in the case of pending antitrust or regulatory approvals (such date, as extended, the “Outside Date”)). Under certain circumstances pursuant to the terms of the applicable Purchase Agreement, the Company may be required to pay the Sellers a termination fee of approximately $63 million in the case of Freedom and $100 million in the case of Guernsey if the applicable Acquisition is not consummated.
The Acquisitions are currently both expected to close in the first quarter of 2026, subject to receipt of regulatory approvals and expiration of regulatory waiting periods. There can be no assurances that the conditions to the consummation of either Acquisition will be satisfied or that either Acquisition will be consummated on the terms agreed to, or at all.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits:

Exhibit No.	Description.
99.1	Press Release announcing the launch of the Offerings dated October 9, 2025.
104	Cover Page Interactive Data File (cover page XBRL tags embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TALEN ENERGY CORPORATION
Date:	October 10, 2025	By:	/s/ Terry L. Nutt
		Name:	Terry L. Nutt
		Title:	Chief Financial Officer
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